Exhibit 10.57

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is effective as of January 1, 2004 (the “Effective Date”) between New Century Financial Corporation, a Delaware corporation (the “Company”), and Patrick H. Rank (“Executive”).

WHEREAS, Executive and the Company are currently parties to an Amended and Restated Employment Agreement which was effective as of January 1, 2003 (the “2003 Employment Agreement”); and

WHEREAS, Executive and the Company desire to continue Executive’s employment with the Company on different terms and conditions that are mutually satisfactory to the parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Executive and the Company agree that from and after the Effective Date hereof, the 2003 Employment Agreement shall be amended and restated to provide as follows:

ARTICLE I

EMPLOYMENT

The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth.

1.1 Employment. The Company hereby employs Executive, and Executive agrees to serve the Company, as an executive vice-president of the Company. Executive shall report to the Company’s Chief Executive Officer, Chief Operating Officer, President, or Board of Directors, as determined by the Company from time to time. Executive’s duties shall include those duties and services as may be assigned to Executive from time to time by the Company’s Chief Executive Officer, Chief Operating Officer, President or Board of Directors. Executive agrees that, during the term of his employment by the Company, he will hold no other job, without the consent of the Company’s Executive Management, and will devote his attention and best efforts to the affairs of the Company. Executive agrees that, through June 30, 2004, he will be required to work each business day for the Company (vacation and holiday leave, as provided below, excepted) in order to fulfill his duties to the Company over that period of time. Executive agrees that, commencing July 1, 2004 and continuing for the duration of Executive’s employment by the Company, he will be required to work, on average, at least three out of five business days for the Company in order to fulfill his duties to the Company over that period of time. The Company may require that Executive periodically report to the Company the time that Executive spends performing his duties for the Company and Executive agrees to promptly comply with any such reporting requirements.

1.2 Term. The term of employment of Executive hereunder will be for the period commencing on the date of this Agreement and ending on the earliest of:

(a)	December 31, 2006;

(b)	The date of termination of Executive’s employment in accordance with Article IV of this Agreement;

(c)	The date of Executive’s voluntary retirement in accordance with the Company’s retirement plans and policies; or

(d)	The date of Executive’s death.

Executive’s employment by the Company shall terminate at the close of business on December 31, 2006 unless earlier terminated as provided herein.

ARTICLE II

COMPENSATION

2.1 Base Salary. Effective January 1, 2004 and during the employment of Executive, the Company shall pay to Executive a base salary at a rate determined in accordance with the following schedule (the “Base Salary”):

Period	Aggregate Base Salary for the Period
January 1, 2004 – June 30, 2004	$212,713.59
July 1, 2004 – December 31, 2004	$127,628.16
January 1, 2005 – December 31, 2005	$268,019.13
January 1, 2006 – December 31, 2006	$281,420.08

The Base Salary for any such period shall be payable in installments during such period in accordance with the Company’s usual pay practices in effect from time to time; provided that such installments shall be paid not less frequently than monthly.

2.2 Bonuses.

(a) Prior Bonuses. Executive acknowledges and agrees that, except as expressly provided in the next sentence, the Company has satisfied any and all obligations (including, without limitation, signing bonus, performance bonus, stock option and restricted stock grant obligations) pursuant to the 2003 Employment Agreement (including Exhibit A thereto) and any predecessor employment agreement. Executive shall remain eligible to receive any remaining bonus payment due pursuant to Exhibit A of the 2003 Employment Agreement with respect to calendar 2003. Executive shall also remain eligible to receive his deferred bonus payment in January 2004. With the exception of Executive’s deferred bonus payment to be paid in January 2004, Executive shall not be entitled to any bonus pursuant to the 2003 Employment Agreement (including Exhibit A thereto) or any predecessor employment agreement with respect to calendar year 2004 or any subsequent calendar year.

(b) Future Bonuses. The parties agree that the performance goals and potential incentive awards in effect during the term of this Agreement shall be as set forth in Exhibit A hereto. Bonuses paid pursuant to the conditions set forth in Exhibit A shall be referred to herein as “Incentive Compensation Bonuses” or “Bonuses.”

2.3 Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel, car phone, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time.

2.4 Automobile Expenses. The Company shall provide Executive with an automobile allowance of $500 per month through June 30, 2004, and $300 per month from July 1, 2004 through the term of this Agreement. In addition, the Company shall at Executive’s request enter into a lease agreement to provide an automobile for Executive’s use subject to a reduction in Executive’s Base Salary equal to the amount of all lease and insurance payments. If Executive elects to utilize a lease agreement, Executive will be responsible for all operating costs of the vehicle and will provide the Company with records to substantiate the business use of the vehicle. In such event, the Company will calculate and report an amount of taxable income to Executive based on Executive’s personal use of the vehicle, such calculation and reporting to be in accordance with applicable IRS guidelines

2.5 Benefits. Executive shall be entitled to participate in and be covered by all health, insurance, pension, disability insurance, physical exam and other employee plans and benefits established by the Company (collectively referred to herein as the “Company Benefit Plans”) on the same terms as are generally applicable to other employees of the Company, subject to meeting applicable eligibility requirements and as such Company Benefit Plans may be in effect and amended from time to time. Notwithstanding the foregoing and except for the bonus opportunities contemplated by Section 2.2(b) and except for option grants currently outstanding that relate to past service, Executive shall not be entitled to any stock option grants, other equity-based awards, or other incentives with respect to his service for the Company during the term of this Agreement.

2.6 Vacations and Holidays. Executive shall accrue two weeks of paid vacation for his service to the Company on and after the Effective Date through and including June 30, 2004. Such vacation shall accrue and be taken in accordance with the Company’s vacation policies applicable to senior executives. Executive’s right to accrue vacation shall, however, be subject to the Company’s vacation accrual policies and limits in effect from time to time with respect to the Company’s senior executives. Executive shall accrue no vacation for his service to the Company on and after July 1, 2004. On or about June 30, 2004, Executive shall receive an amount equal to the Base Salary equivalent of any vacation earned but not taken by Executive through June 30, 2004. Executive shall, throughout the term of this Agreement, be entitled to such paid holidays as are established by the Company for all employees.

ARTICLE III

NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality and Non-Solicitation Agreement. Executive hereby affirms the Confidentiality and Non-Solicitation Agreement previously entered into by Executive and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall continue in effect and is incorporated herein by this reference.

3.2 Return of Confidential Material. Executive shall promptly deliver to the Company on termination of Executive’s employment with the Company, whether or not for cause and whatever the reason, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, and any other documents of a confidential nature belonging to the Company, including all copies of such materials which Executive may then possess or have under Executive’s control. Upon termination of Executive’s employment, Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company.

3.3 No Competing Employment. During the term of this Agreement and for any period during which Executive receives any compensation from the Company hereunder (subject to the right of Executive to waive any right to receive further compensation from the Company) (the “Restricted Period”), Executive shall not, unless he receives the prior written consent of the Company, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with, or intends to compete with, the Company or its affiliates in the business of, underwriting, purchasing, securitizing, selling or servicing subprime credit grade secured loans or any other principal line of business engaged in by the Company at the time of such termination (a “Competing Company”). Notwithstanding the foregoing, Executive shall be entitled to own up to 5% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of the Company’s Board of Directors, Executive shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor.

3.4 Prohibition on Solicitation of Customers. During the term of Executive’s employment with the Company and for a period of one year thereafter or, if longer, for any period during which Executive receives any compensation from the Company hereunder, Executive shall not, directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship.

3.5 Prohibition on Solicitation of the Company’s Employees or Independent Contractors After Termination. During the term of Executive’s employment with the Company and for a period of one year thereafter or, if longer, for any period during which Executive receives any compensation from the Company hereunder, Executive will not directly or indirectly solicit any of the Company’s employees, agents, or independent contractors to leave the employ of the Company for a competitive company or business.

3.6 Right to Injunctive and Equitable Relief. Executive’s obligations not to disclose or use confidential information and to refrain from the solicitations described in this Article III are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Company. Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess. Furthermore, the obligations of Executive and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by the Confidentiality Agreement and/or applicable law relating to misappropriation or theft of trade secrets or confidential information.

3.7 No Violation of Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to (i) not compete or interfere with the business of a former employer (which term for purposes of this Section 3.7 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant), (ii) not solicit employees, customers or vendors of any former employer or (iii) keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment with the Company. Executive represents and warrants to and covenants with the Company that Executive will not bring to the Company any materials or documents of a former employer containing confidential or proprietary information that is not generally available to the public, unless Executive shall have obtained express written authorization from any such former employer for their possession and use.

ARTICLE IV

TERMINATION

4.1 Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a) Cause. “Cause” shall be defined as follows:

(i)	Executive’s conviction of, or guilty or nolo contendre plea relating to, any felony (whether or not involving the Company) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correction facility;

(ii)	Actions by Executive involving willful malfeasance or gross negligence;

(iii)	Executive’s commission of an act of fraud or dishonesty, whether prior or subsequent to the date hereof, upon the Company;

(iv)	Executive’s repeated or willful failure or refusal to perform his duties as assigned to him from time to time pursuant to this Agreement on an exclusive basis; and

(v)	Executive’s violation of any reasonable rule or regulation of the Company; provided, however, that if a cure of any such violation is reasonably possible in the circumstances, the Company shall give notice to Executive of such violation and shall give Executive a reasonable opportunity to cure such a violation.

(b) Disability. “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of his duties hereunder in substantially a full time capacity (reasonable absences because of sickness for up to six (6) consecutive months excepted, provided, however, that any new period of incapacity or absences shall be deemed to be part of a prior period of incapacity or absences if the prior period terminated within ninety (90) days of the beginning of the new period of incapacity or absence and the new capacity or absence is determined by the Company’s Board of Directors, in good faith, to be related to the prior incapacity or absence.) A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and Executive or, in the event of Executive’s incapacity to designate a doctor, Executive’s legal representative. In the absence of agreement between the Company and Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

(c) Good Reason. “Good Reason” shall mean any of the following:

(i)	any substantial diminution in Executive’s duties that are inconsistent with the role of a senior executive with the Company, except in connection with termination of Executive’s employment for Cause, Disability, retirement or Executive’s death;

(ii)	any assignment to Executive of duties that would require him to relocate or transfer his principal place of residence outside of Southern California, or would make the continuance of his current principal place of residence in Southern California unreasonably difficult; or

(iii)	any failure by the Company to comply with any material provision of this Agreement which has not been cured within 30 days after notice of such noncompliance has been given by Executive to the Company.

4.2 Termination by Company. The Company may terminate Executive’s employment hereunder immediately for Cause. Subject to the other provisions contained in this Agreement, the Company may terminate this Agreement for any reason other than Cause upon 30 days’ written notice to Executive.

4.3 Termination by Executive. Executive may terminate this Agreement upon 30 days’ written notice to the Company.

4.4 Benefits Received Upon Termination.

(a) If Executive’s employment is terminated by the Company for Cause, or if this Agreement is terminated by Executive without Good Reason, or if Executive’s employment is terminated upon the expiration of this Agreement at the close of business on December 31, 2006, then the Company shall pay Executive (i) his Base Salary through the effective date of such termination, (ii) any vacation earned but not taken through the effective date of such termination, and (iii) the earned, but unpaid Incentive Compensation Bonus, if any, for any Performance Period that has been fully completed as of the effective date of such termination (collectively referred to as “Accrued Obligations”). The Company shall thereafter have no further obligations to Executive under this Agreement; provided, however, that the Company will continue to honor any obligations that may have vested or accrued under the existing Company Benefit Plans.

(b) If Executive’s employment is terminated by the Company without Cause, or if this Agreement is terminated by Executive for Good Reason, then the Company shall:

(i)	pay to Executive within two business days following the date of termination all Accrued Obligations through the end of the month during which such termination occurs;

(ii)

pay to Executive as severance pay (a) Executive’s Base Salary through the expiration of the term of employment then in effect under this Agreement at the applicable rate(s) determined under Section 2.1 from time to time (or if greater, an amount equal to six (6) months of Base Salary at the rate then in effect pursuant to Section 2.1), plus (b) a Severance Bonus, which shall be determined as follows. In the event such termination occurs between January 1, 2004 and June 30, 2004, , the amount of the Severance Bonus shall be the average of the cash portion of the Incentive Compensation Bonuses earned by Executive for the three (3) preceding calendar years. In the event such termination occurs after June 30, 2004 and between January 1 and June 30 of the calendar year, the amount of the Severance Bonus shall be the average of the cash portion of the Incentive Compensation Bonuses earned by Executive for the three (3) preceding calendar years; provided, that any Incentive Compensation Bonus earned by Executive for calendar 2003 or any earlier year shall be multiplied by a factor of .6 for purposes of such calculation. In the event such termination is effective from July 1 through December 31 of the calendar year, the amount of the Severance Bonus shall be the average of the cash portion of the Incentive Compensation Bonus earned by Executive for the immediately preceding six-month Performance Period multiplied by 2, the cash portion of the Incentive Compensation Bonus earned by Executive for the preceding calendar year, and the cash portion of the Incentive Compensation Bonus earned by Executive for the second preceding calendar year; provided, that any Incentive Compensation Bonus earned by Executive for the first six months of calendar 2004 shall be multiplied by a factor of .6 for purposes of such calculation and any Incentive Compensation Bonus earned by Executive for calendar 2003 or any earlier year shall be multiplied by a factor of .6 for purposes of such calculation. By way of example only, in the event the termination of Executive’s employment were to become effective in August 2004, the Severance Bonus would be calculated as follows: The sum of the cash portions of (i) actual Incentive Compensation Bonus for Performance Period of January 1 through June 30, 2004, multiplied by 2, (ii) actual Incentive Compensation Bonus for calendar year 2003, and (iii) actual Incentive Compensation Bonus for calendar year 2002, would be divided by 3, and the result would be multiplied by a factor of .6 (in light of the fact that the relevant Incentive Compensation Bonus periods ended on or before June 30, 2004). The Severance Bonus shall be paid to Executive in substantially equal installments in accordance with the Company’s usual payroll periods over such time period as Executive receives the severance payments described in clause (a) above. For purposes of this clause (b)(ii), Incentive Compensation Bonus for 2002, to the extent such a year is relevant for purposes of this clause, shall mean the cash incentive award paid to Executive for such year pursuant to Section 2.02 of the 2001 Employment Agreement entered into by and between the Company and Executive. For purposes of this clause (b)(ii), Incentive Compensation Bonus for 2003, to the extent such a year is relevant for purposes of this clause, shall mean the cash incentive award paid to Executive for such year pursuant to Section 2.2(b) of the 2003 Employment Agreement; and

(iii)	maintain, at the Company’s expense, in full force and effect, for Executive’s continued benefit until the earlier of (i) the expiration of the term of employment then in effect, or (ii) Executive’s commencement of full time employment with a new employer, all Company medical insurance and medical expense reimbursement plans and other medical programs or medical arrangements in which Executive was entitled to participate immediately prior to the date of termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred, the Company shall arrange to provide Executive with medical benefits substantially similar to those which Executive was entitled to receive under such plans or programs.

(c) Termination Because of Employee Disability. Should Executive become disabled from performing his duties hereunder as defined above, Executive acknowledges that his employment may be terminated anytime thereafter if such disability continues; provided that, during the period of the disability prior to such termination of employment, Executive shall continue to receive all compensation and benefits as if he were actively employed less any sums received directly by Executive, if any, under any policy or policies of disability income insurance purchased by the Company. In the event of such termination, Executive’s rights to receive any salary or payments under this Agreement shall terminate, but Executive shall have the right to continue to receive any and all payments made by an insurance company under any and all policies of disability insurance purchased by the Company. Executive’s rights under any Company Benefit Plans will be those rights accorded to any terminated employee under the plan provisions and applicable law. Executive will remain entitled to receive any benefits under state disability or worker’s compensation laws.

(d) Termination Because of Executive’s Death. In the event of Executive’s death during the term of this Agreement, this Agreement shall automatically terminate. The Company shall pay to Executive’s estate all Accrued Obligations through the date of death, and Executive’s estate shall be entitled to receive any vested benefits under the terms of any Company Benefit Plans.

4.5 Effect of Termination. Upon any termination of this Agreement, for any reason, Executive shall be deemed to have immediately resigned as a director and/or officer of the Company and all subsidiaries, if applicable, without the giving of any notice or the taking of any other action. Executive agrees that the payments contemplated by this Agreement in the event of a termination of Executive’s employment (during this term of this Agreement or at the close of business on December 31, 2006) shall constitute the exclusive and sole remedy for any termination of his employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

ARTICLE V

ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO COMPANY

5.1 Assumption of Obligations. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article V or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in this Agreement shall in addition include such employer.

5.2 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	New Century Financial Corporation
18400 Von Karman, Suite 1000
Irvine, CA 92612
Attn: President

If to Executive:	Patrick H. Rank
23021 Java Sea
Dana Point, CA 92629

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.3 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflict of laws.

6.4 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.6 Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

6.7 Entire Agreement. This Agreement and the Confidentiality Agreement together constitute the entire agreement of the parties and supersede all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof, except that the parties acknowledge that they have in the past and may in the future enter into Stock Option Agreement(s) reflecting stock option awards to Executive. This Agreement and the Confidentiality Agreement are intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and the Confidentiality Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Confidentiality Agreement constitute the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement or the Confidentiality Agreement. Executive’s bonus opportunity with respect to 2003 is set forth in the 2003 Employment Agreement. The 2003 Employment Agreement as to such bonus opportunity is outside of the scope of the preceding provisions of this Section 6.7.

6.8 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 6.8, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company’s obligations under this Agreement in accordance with Section 5.1.

6.9 Arbitration. Any controversy, dispute, claim or other matter in question arising out of or relating to this Agreement or Executive’s employment, whether based upon common law or federal, state, or local statutes or regulations, shall be settled, at the request of either party, by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, or the equivalent rules of JAMS/ENDISPUTE, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, subject to the following terms, conditions and exceptions:

(a)	Notice of the demand for arbitration shall be filed in writing with the other party and with JAMS/ENDISPUTE in Orange County, California via personal delivery, overnight mail, or registered or certified mail. The written notice shall contain a description of the nature of all Claims or Controversies asserted and the facts upon which such claims are based. There shall be a single neutral arbitrator whose selection shall be made in accordance with the procedures then existing for the selection of such arbitrators by JAMS/ENDISPUTE.

(b)	Reasonable discovery shall be allowed in arbitration.

(c)	Claims not covered by arbitration are: (1) claims covered by the Workers’ Compensation Act, (2) claims for unemployment benefits, and (3) claims for injunctive and/or other equitable relief, including but not limited to those orders sought pursuant to (a) the California Code of Civil Procedure Sections 527.6 and 527.8 to restrain further violence or harassment or threats of violence or harassment, and (b) the Uniform Trade Secrets Act and related law to stop or prevent unfair competition and/or the use or improper disclosure of trade secrets or confidential information.

(d)	The arbitration fees will be borne exclusively by the Company for any controversy, dispute, claim or other matter in question arising out of Executive’s employment; however, each party to the arbitration shall pay that party’s own costs, attorneys’ fees and witness fees, if any. The arbitrator may, in his or her discretion, award attorneys’ fees and costs, in whole or part, to the prevailing party in a manner consistent with applicable law and the terms of the Agreement.

6.10 Indemnification. To the extent permitted by law, applicable statutes and the Articles of Incorporation, Bylaws or resolutions of the Company in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or nonfeasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The Company shall endeavor to obtain Directors and Officers Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

6.11 Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Dated: 12/31/03.	/s/ PATRICK H. RANK

Executive Patrick H. Rank

Dated: 12/31/03.	NEW CENTURY FINANCIAL CORPORATION

	By:	/s/ STERGIOS THEOLOGIDES

Name: Stergios Theologides Title: Executive Vice President

EXHIBIT A

PERFORMANCE GOALS

FOR

SENIOR EXECUTIVES OF NEW CENTURY FINANCIAL CORPORATION

Each of the Incentive Compensation Bonus opportunities described below shall be granted to Executive under the Company’s 1999 Incentive Compensation Plan effective as of January 1, 2002, as amended, and shall be subject to the terms and conditions of such plan; provided, however, that (1) the termination of employment provisions of this Agreement shall supercede the termination of employment provisions of such plan with respect to such awards, and (2) such awards shall be payable solely in cash up to the cash award limit of 150% of Executive’s Base Salary (at the rate in effect from time to time pursuant to Section 2.1) for that period of time – with the exception of Executive’s remaining 2003 bonus payment to be paid in or about January 2004, Executive shall not be entitled to any portion of any such award that would otherwise be converted into restricted stock pursuant to the provisions of such plan. These Incentive Compensation Bonus opportunities have been duly approved by the Committee in accordance with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Company shall re-submit the 1999 Incentive Compensation Plan (or a successor plan) for stockholder re-approval within the required timeframe to continue the Committee’s ability to grant awards thereunder that are intended as performance-based compensation for purposes of Section 162(m). The Company shall use its best efforts to obtain such stockholder approval but, if such stockholder approval is not timely obtained, the Company shall have no obligation to grant any Incentive Compensation Bonus opportunity for a performance period that would commence after the date that stockholders were required to re-approve the 1999 Incentive Compensation Plan in order to continue the Committee’s ability to grant awards thereunder that are intended as performance-based compensation for Section 162(m) purposes.

Six-Month Performance Period – January 1 through June 30 of each calendar year during the term of Executive’s Amended and Restated Employment Agreement dated January 1, 2004

Executive shall be entitled to receive an Award under the 1999 Incentive Compensation Plan for each 6-month Performance Period referred to above based on the following ratio, and calculated according to the table set forth below:

Before-Tax Net Income for the 6-month Performance Period

Total Stockholders’ Equity for that Performance Period

Ratio	Amount of Bonus
If ratio is less than 9%	0

If ratio is at least 9% but less than 14%	1.125% of Before-Tax Net Income for the 6-month Performance Period in excess of 9% of Total Stockholders’ Equity for that

Performance Period, multiplied by the applicable Bonus Factor

If ratio is at least 14% but less than 19%	The product of (A) 1.125% of Before-Tax Net Income for the 6-month Performance Period in excess of 9% but not in excess of 14% of Total Stockholders’ Equity for that Performance Period, plus 0.75% of Before-Tax Net Income for the 6-month Performance Period in excess of 14% of Total Stockholders’ Equity for that Performance Period, multiplied by (B) the applicable Bonus Factor

If ratio is at least 19%	The product of (A) 1.125% of Before-Tax Net Income for the 6-month Performance Period in excess of 9% but not in excess of 14% of Total Stockholders’ Equity for that Performance Period, plus 0.75% of Before-Tax Net Income for the 6-month Performance Period in excess of 14% but not in excess of 19% of Total Stockholders’ Equity for that Performance Period, plus 0.60% of Before-Tax Net Income for the 6-month Performance Period in excess of 19% of Total Stockholders’ Equity for that Performance Period, multiplied by (B) the applicable Bonus Factor

However, in no event shall the Bonus paid to Executive for the 6-month Performance Period exceed 80% of his Base Salary for the calendar year in which the 6-month Performance Period falls.

Twelve-Month Performance Period – January 1 through December 31 of each calendar year during the term of Executive’s Second Amended and Restated Employment Agreement dated January 1, 2004

Executive shall be entitled to receive an Award under the 1999 Incentive Compensation Plan for the 12-month Performance Period based on the following ratio, and calculated according to the table set forth below:

Before-Tax Net Income for the 12-month Performance Period

Total Stockholders’ Equity for that Performance Period

Ratio	Amount of Bonus
If ratio is less than 18%	0

If ratio is at least 18% but less than 28%	1.125% of Before-Tax Net Income for the 12-month Performance Period in excess of 18% of Total Stockholders’ Equity for that Performance Period, multiplied by the applicable Bonus Factor

If Ratio is at least 28% but less than 38%	The product of (A) 1.125% of Before-Tax Net Income for the 12-month Performance Period in excess of 18% but not in excess of 28% of Total Stockholders’ Equity for that Performance Period, plus 0.75% of Before-Tax Net Income for the 12-month Performance Period in excess of 28% of Total Stockholders’ Equity for that Performance Period, multiplied by (B) the applicable Bonus Factor

If Ratio is at least 38%	The product of (A) 1.125% of Before-Tax Net Income for the 12-month Performance Period in excess of 18% but not in excess of 28% of Total Stockholders’ Equity for that Performance Period, plus 0.75% of Before-Tax Net Income for the 12-month Performance Period in excess of 28% but not in excess of 38% of Total Stockholders’ Equity for that Performance Period, plus 0.60% of Before-Tax Net Income for the 12-month Performance Period in excess of 38% of Total Stockholders’ Equity for that Performance Period, multiplied by (B) the applicable Bonus Factor

The amount of any Bonus payable for a 12-month Performance Period shall be reduced by amounts previously paid to Executive for the 6-month Performance Period that occurred within that year.

Bonus Limit

Notwithstanding anything else contained herein to the contrary, the maximum Bonus that Executive will be entitled to with respect to any Performance Period shall not exceed 150% of Executive’s Base Salary (at the rate in effect from time to time pursuant to Section 2.1) for that same period of time.

Definitions:

“Before-Tax Net Income” has the meaning given to such term in Appendix A to the 1999 Incentive Compensation Plan. The amount of Before-Tax Net Income for the 6-month Performance Period shall be based on the Company’s unaudited financial statements for the six-months ended June 30 of the applicable year. The amount of Before-Tax Net Income for the 12-Month Performance Period shall be determined by the Company’s independent certified public accountants based on the audited financial statements for the 12-months ended December 31 of the applicable year.

“Bonus Factor” means a percentage not less than sixty percent (60%) and not greater than eighty percent (80%) determined in accordance with the following table:

Year During which Performance Period Occurs	Bonus Factor
2004	80%
2005	60%
2006	60%

“Total Stockholders’ Equity” has the meaning given to such term in the Incentive Compensation Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Dated: December 31, 2003.	/s/ PATRICK H. RANK

Executive Patrick H. Rank

Dated: December 31, 2003.	NEW CENTURY FINANCIAL CORPORATION

	By:	/s/ STERGIOS THEOLOGIDES

Name: Stergios Theologides Title: Executive Vice President

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